EXHIBIT 10.30

COMMISSION AGREEMENT

THIS COMMISSION AGREEMENT (this “Agreement”) effective as of December 21, 2015 (the “Effective Date”), is entered into between Imprimis Pharmaceuticals, INC., a Delaware corporation (“Imprimis”), having a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, and Professional Compounding Centers of America, INC., a Texas corporation (“PCCA”), having a place of business at 9901 South Wilcrest Drive, Houston, Texas 77099. The parties hereby agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the terms set forth in this Section 1 shall have the respective meanings set forth below:

1.1 “Acquired IP Rights” shall mean, with respect to a Member/Customer, those patent rights or other intellectual property rights of such Member/Customer that were specifically acquired by Imprimis pursuant to a Commission-Bearing Agreement.

1.2 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.3 “Commission” shall mean the commission calculated in accordance with Section 3.1.

1.4 “Commission-Bearing Agreements” shall mean, collectively, (a) the Asset Purchase Agreement dated as of June 11, 2013, entered into between Buderer Drug Co. and Imprimis, and (b) the Asset Purchase Agreement dated as of August 8, 2013, entered into by and among Novel Drug Solutions LLC, Eye Care Northwest, PA, and Imprimis, and a “Commission-Bearing Agreement” shall mean any one of the Commission-Bearing Agreements.

1.5 “Commission-Bearing Product” shall mean a product sold by Imprimis, its Sublicensee or their respective Affiliates which, if sold absent the license or other right, title or interest acquired in the applicable Acquired IP Rights pursuant to the applicable Commission-Bearing Agreement, would infringe a Valid Claim of such Acquired IP Rights.

1.6 “Cost of Goods Sold” shall mean, with respect to a Commission-Bearing Product, the cost to Imprimis and its Affiliates incurred or accrued in connection with the production, inventory, supply, promotion, marketing, distribution and sale (including applicable sales commissions and related payments) of such Commission-Bearing Product, all as determined in accordance with accounting principles generally accepted in the United States of America and consistently applied (“GAAP”).

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1.7 “Development Recovery Amount” shall mean, with respect to any Commission-Bearing Product, the cost to Imprimis or its Affiliates incurred or accrued in connection with the acquisition, prosecution, licensing, enforcement or defense of the Acquired IP Rights relating to such Commission-Bearing Product.

1.8 “License Agreement” shall mean the License Agreement dated as of August 30, 2012, entered into between PCCA and Imprimis.

1.9 “Member/Customers” shall mean, collectively, (a) Buderer Drug Co., and (b) Novel Drug Solutions LLC and Eye Care Northwest, PA, and “Member/Customer” shall mean any one of the Member/Customers.

1.10 “Net Sales” shall mean, with respect to any Commission-Bearing Product, the gross sales price of such Commission-Bearing Product invoiced by Imprimis and its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Commission-Bearing Product) less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Commission-Bearing Product; (c) cash, quantity and trade discounts, rebates and other price reductions for such Commission-Bearing Product; (d) sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Commission-Bearing Product; (f) an allowance for uncollectible or bad debts determined in accordance with GAAP; and (g) Cost of Goods Sold.

1.11 “Net Receipts” shall mean, with respect to any Commission-Bearing Product, the aggregate of the Net Sales thereof and Net Sublicensing Revenues therefrom in excess of the Development Recovery Amount therefor.

1.12 “Net Sublicensing Revenues” shall mean, with respect to any Commission-Bearing Product, the aggregate cash consideration received by Imprimis or its Affiliates in consideration for the (sub)license under the applicable Acquired IP Rights by Imprimis or its Affiliates to a Sublicensee with respect to such Commission-Bearing Product (excluding amounts received to reimburse Imprimis or its Affiliates for research, development or similar services conducted for such Commission-Bearing Product after signing the agreement with such Sublicensee, in reimbursement of patent or other out-of-pocket expenses relating to such Commission-Bearing Product, or in consideration for the purchase of any debt or securities of Imprimis or its Affiliates). Notwithstanding the foregoing, if the applicable Member/Customer and Imprimis have mutually agreed to a different definition of “Net Sublicensing Revenues” for purposes of calculating the royalties owing to such Member/Customer for a Commission-Bearing Product, then such different definition shall supersede the foregoing definition for purposes of calculating the commission owing to PCCA for such Commission-Bearing Product under this Agreement to allow for a uniform calculation of royalties owing to such Member/Customer and PCCA with respect thereto.

1.13 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

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1.14 “Strategic Alliance Agreement” shall mean the Strategic Alliance Agreement effective as of February 18, 2013, entered into between Imprimis and PCCA.

1.15 “Sublicensee” shall mean a Third Party to which Imprimis has granted a (sub)license under Acquired IP Rights.

1.16 “Third Party” shall mean any Person other than PCCA, Imprimis and their respective Affiliates.

1.17 “Valid Claim” shall mean (a) a claim of an issued and unexpired patent included within the Acquired IP Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Acquired IP Rights, which claim was filed in good faith, has been pending for a period or not more than seven (7) years, and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2. REPRESENTATIONS AND WARRANTIES.

Each party represents and warrants to the other party as follows:

2.1 Organization. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

3. COMPENSATION.

3.1 Commission. Subject to the terms and conditions of this Agreement, Imprimis shall pay to PCCA a commission equal to five and one-half percent (5½%) of the Net Receipts.

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3.2 Third Party Royalties. If Imprimis, its Sublicensee or their respective Affiliates is required to pay royalties to any Third Party, however not including any royalty amounts paid to the Member/Customers, in order to exercise its rights to exploit any Acquired IP Rights or Commission-Bearing Products, then Imprimis shall have the right to credit fifty percent (50%) of such Third Party royalty payments against the Commissions owing to PCCA with respect to such Acquired IP Rights or Commission-Bearing Product; provided, however, that Imprimis shall not reduce the amount of the Commissions owing to PCCA by reason of this Section 3.2 with respect to such Acquired IP Rights or Commission-Bearing Product by more than fifty percent (50%).

3.3 Combination Products. If a Commission-Bearing Product consists of components that are covered by a Valid Claim and components that are not covered by a Valid Claim, then for purposes of the royalty payments under Section 3.1 for Net Receipts for such Commission-Bearing Product, prior to the royalty calculation set forth in Section 3.1, Net Receipts first shall be multiplied by the fraction A/(A+B), where A is the value of the component covered by the Valid Claim as reasonably determined by Imprimis, and B is the value of the component that is not covered by the Valid Claim as reasonably determined by Imprimis, and such resulting amount shall be the “Net Receipts” for purposes of the royalty calculation in Section 3.1 for such Commission-Bearing Product. Individual values shall be determined by using the listed sales price of A and B as standalone products, and if not possible or reasonably determined, based on the costs to manufacture A and B.

3.4 Commission Reports. Within forty five (45) days after the end of each calendar quarter during the term of this Agreement following the first to occur of the First Commercial Sale of a Commission-Bearing Product and the receipt by Imprimis or its Affiliates of Net Sublicensing Revenues, Imprimis shall furnish to PCCA a quarterly written report showing in reasonably specific detail (a) the calculation of all Commissions owing to PCCA; (b) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (c) the exchange rates, if any, used in determining the amount of United States dollars. With respect to amounts received or costs incurred in United States dollars, all amounts shall be expressed in United States dollars. With respect to amounts received or costs incurred in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amounts were received or costs were incurred and the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

3.5 Audits.

3.5.1 Upon the written request of PCCA and not more than once in each calendar year, Imprimis shall permit an independent certified public accounting firm of nationally recognized standing selected by PCCA and reasonably acceptable to Imprimis, at PCCA’s expense, to have access during normal business hours to such of the financial records of Imprimis as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which PCCA has already conducted an audit under this Section 3.5).

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3.5.2 If such accounting firm concludes that additional amounts were owed during the audited period, Imprimis shall pay such additional amounts within thirty (30) days after the date PCCA delivers to Imprimis such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by PCCA; provided, however, if the audit discloses that the commissions payable by Imprimis for such period are more than one hundred ten percent (110%) of the commissions actually paid for such period, then Imprimis shall pay the reasonable fees and expenses charged by such accounting firm.

3.5.3 PCCA shall cause its accounting firm to retain all financial information subject to review under this Section 3.5 in strict confidence; provided, however, that Imprimis shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Imprimis regarding such financial information. The accounting firm shall disclose to PCCA only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. PCCA shall treat all such financial information as Imprimis’ confidential information.

3.6 Payment Terms. Commissions shown to have accrued by each report provided under Section 3.2 shall be due on the date such report is due. Payment of such commissions in whole or in part may be made in advance of such due date.

3.7 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all Commissions with respect to any country where a Commission-Bearing Product is sold, then Imprimis shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to PCCA’s account in a bank or other depository institution in such country. If the commission rate specified in this Agreement should exceed the permissible rate established in any country, the commission rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

3.8 Withholding Taxes. Imprimis shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such Commissions, other than United States taxes, payable by Imprimis or its Affiliates, or any taxes required to be withheld by Imprimis or its Affiliates, to the extent Imprimis or its Affiliates pay to the appropriate governmental authority on behalf of PCCA such taxes, levies or charges. Imprimis shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of PCCA by Imprimis or its Affiliates. Imprimis promptly shall deliver to PCCA proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

4. LIMITATION OF LIABILITY.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF GOODWILL, COMPUTER FAILURE OR MALFUNCTION OR OTHERWISE, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY), EVEN IF SUCH PARTY IS EXPRESSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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5. TERM AND TERMINATION.

5.1 Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier as provided below, shall terminate on the expiration of Imprimis’ obligation to pay Commissions hereunder.

5.2 Termination by Mutual Agreement. The parties shall have the right to terminate this Agreement by mutual written agreement.

5.3 Effect of Termination. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination, and the provisions of Sections 3, 4, 5.3 and 6.5 shall survive the termination of this Agreement.

6. MISCELLANEOUS.

6.1 Termination of Prior Agreements. The parties hereby terminate the License Agreement and the Strategic Alliance Agreement by mutual agreement. Each party hereby releases and forever discharges the other party from any and all claims, demands, losses or liabilities arising from or relating to the License Agreement and the Strategic Alliance Agreement.

6.2 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to PCCA:	Professional Compounding Centers of America, Inc.
9901 South Wilcrest Drive
Houston, Texas 77099
Attention: Marc DuPont, CPA

with a copy to:	G. Walter Rockwell, P.C.
9301 Southwest Freeway, Suite 225
Houston, TX 77074

If to Imprimis:	Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Mark Baum, Chief Executive Officer

with a copy to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
Attention: Mark R. Wicker

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6.3 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

6.5 Confidentiality. Except as otherwise required by applicable law, regulation, rule or judicial order, neither party shall not disclose any terms or conditions of this Agreement, or the financial information provided hereunder, to any Third Party without the prior consent of the other party.

6.6 Assignment. Neither party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change of control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment, transfer or delegation in violation of this Section 6.6 shall be void.

6.7 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

6.8 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

6.9 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

6.10 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

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6.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Title:	Chief Executive Officer

PROFESSIONAL COMPOUNDING CENTERS OF AMERICA, INC.

By:	/s/ Marc DuPont
Title:	Chief Financial Officer

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